Exhibit 99.1

Florida Public Utilities Announces Results for the Second Quarter of 2008

WEST PALM BEACH, FL -- (MARKETWIRE) -- 08/14/08 --  Florida Public Utilities (AMEX: FPU) reported net income for the second quarter ended June 30, 2008 of $81,000 or $.01 per share, compared with $410,000 or $.07 per share for the same period last year. Net income for the six months ended June 30, 2008 was $2,031,000 or $.33 per share, compared to the same period last year of $2,208,000 or $.36 per share. Earnings for the second quarter were impacted by a nonrecurring expense, as described below.

Total revenues increased $8,908,000 in the second quarter of 2008 compared to the same period in 2007, primarily due to the higher fuel costs and associated taxes that are recovered directly from customers. A final annual electric rate increase of approximately $3,900,000 a year was approved in April 2008, with the new rates beginning May 22, 2008.  These revenues increased overall profitability for the electric segment and management expects they will continue to offset increased expenditures including depreciation, storm readiness mandates and initiatives and other expenses throughout 2008.

Usage per customer was down and management believes it is due to conservation measures taken by the Company's gas and electric customers as a result of recent fuel increases and the slowdown in the economy. Although gross profit increased for the quarter, earnings for the second quarter of 2008 were lower due to higher operating expenses. Earnings for the second quarter and year to date ending June 30, 2008 were lower than the prior year primarily due to nonrecurring professional fees and expenses incurred in the second quarter of 2008 of approximately $500,000, associated with strategic development activity no longer ongoing. The impact to net income for the effects of these nonrecurring expenses, is $304,000 after income taxes or $.05 per share for the quarter and year to date ending June 30, 2008.

Depreciation expense also increased. New plant additions and increased depreciation rates in our electric segment that became effective January 1, 2008 caused depreciation expense to increase by $175,000 in the second quarter of 2008 compared to the same period in 2007.  Due to the timing of final rate recovery in the electric segment, the depreciation expense increase as a result of increased electric depreciation rates was not fully recovered in the first half of 2008.  Management believes that the electric depreciation increase for the remainder of 2008 will be fully offset by the increase in the revenues as a result of this recent electric final rate recovery.

The Company plans to file a request with the FPSC in the fourth quarter of 2008 for a base rate increase in its natural gas segment. This request will include recovery of increased expenses and a return and some recovery of capital expenditures since the Company's last rate proceeding in 2004. Finalization of this request and approval, if any, of a natural gas base rate increase would not occur until mid 2009. Possible interim rate relief for partial recovery of the increased expenditures may occur in early 2009. Management believes these rate increases and the related revenue increase will increase the overall profitability for the natural gas segment beginning in mid 2009 and offset many increased expenditures and lost revenues from the reduction in units sold due to possible conservation measures taken by customers during 2008.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

This press release contains forward-looking statements including those relating to the expectations of management that revenues for the electric segment will continue to offset increased expenditures including depreciation, storm readiness mandates and initiatives and other expenses throughout 2008; that the electric depreciation increase for the remainder of 2008 will be fully offset by the increase in the revenues as a result of the recent electric final rate recovery; and that requested rate increases, if granted, and the related revenue increase will increase the overall profitability for the natural gas segment beginning in mid 2009 and offset many increased expenditures and lost revenues from the reduction in units sold due to possible conservation measures taken by customers during 2008. These statements involve certain risks and uncertainties. Actual results may differ materially from what is expressed in such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed by the forward-looking statements include, but are not limited to, those set forth in "Risk Factors" in our Form 10-K for the year ended December 31, 2007.

Key operating results for the second quarter and year to date 2008 and 2007 are summarized below:

	Florida Public Utilities (Dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Total Revenues	$41,376	$32,468	$86,406	$71,080

Net Income	$81	$410	$2,031	$2,208

Earnings for Common Stock	$74	$403	$2,017	$2,194

Earnings per Common Share - basic & diluted	$.01	$.07	$.33	$.36

Average Shares Outstanding	6,078,446	6,030,928	6,075,005	6,027,833

 Contact:
George M. Bachman
CFO, Treasurer and Corporate Secretary
561.838.1731

P O Box 3395
West Palm Beach, FL  33402-3395